Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Alan Siemek
Chief Financial Officer
402-421-0499
asiemek@nebook.com
NBC Acquisition Corp. Reports Record Results
Lincoln, Neb., June 17, 2010 — NBC Acquisition Corp., the parent company of Nebraska Book Company Inc., today announced results for its fiscal year ended March 31, 2010. For the 2010 fiscal year, consolidated Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization, Goodwill Impairment and Loss on Early Extinguishment of Debt) were a record $73.4 million compared to $71.0 million in fiscal 2009, an increase of $2.4 million. After adding back non-cash charges related to the Company’s stock compensation plans and certain other non-recurring costs in both years, Adjusted EBITDA was $74.9 million in fiscal 2010 compared to $73.7 million in fiscal 2009. Consolidated revenues were $605.5 million in fiscal 2010, down $5.2 million from $610.7 million in fiscal year 2009.
Mark Oppegard, Chief Executive Officer, Nebraska Book Company said, “We are pleased with our fiscal 2010 results as we continue to grow our EBITDA-based bottom line even in the face of a difficult general economy. We feel like we are successfully adjusting our business to adapt to a more competitive industry and will continue to work towards furthering the long history of growth for Nebraska Book Company.”
The Company’s revenues included $472.5 million from the College Bookstore division (up slightly from the prior year), $140.6 million from the Textbook division (down 4.5%), and $35.5 million from the Complementary Services division (up 3.6%). Such revenues include inter-company revenues of $43.1 million. Revenues in the College Bookstore division increased slightly as revenue from new acquisitions offset the impact of lower same store sales which decreased 2.6%. This same store sales decrease includes the impact of implementing a rental program in many of the Company’s stores in its fiscal 4th quarter. Revenues in the Textbook division decreased primarily due to a decrease in units sold. Revenues in the Complementary Services division were up primarily due to increases in the Company’s distance education and e-commerce services businesses.
Consolidated gross profit was $235.3 million for the fiscal year ended March 31, 2010 compared to $239.3 million in the previous fiscal year. Gross margin declined slightly from 39.2% for fiscal 2009 to 38.9% for fiscal 2010. The decrease was primarily driven by lower gross margins in the Textbook division, offset partially by smaller increases in gross margins in the College Bookstore and Complementary Services businesses.

Total operating expenses were $181.2 million in fiscal 2010 compared to $187.3 million in fiscal 2009 (excluding the goodwill impairment charge), a decrease of $6.1 million or 3.2%. The decrease in operating expenses was primarily due to a $10.3 million decrease in personnel costs and a $1.6 million decrease in advertising and travel expenses offset partially by an increase of $4.2 million in commission expense, primarily associated with sales on third party websites, and an increase of $1.8 million in rent expense.
Net interest expense was $49.2 million, an increase of $8.0 million compared to the prior fiscal year. The increase was primarily due to additional interest expense in connection with the refinancing of certain of the Company’s outstanding debt in October 2009 and increased amortization of debt issue costs. In connection with that refinancing, the Company also recognized a $3.1 million loss on early extinguishment of debt. That loss represents the non-cash charge to write off unamortized debt issue costs on the debt extinguished in the October 2009 refinancing transaction.
EBITDA (excluding corporate costs) for each of the Company’s operating divisions in fiscal 2010 was $45.7 million in the College Bookstore division, an increase of $1.7 million or 3.8% compared to the prior fiscal year, $37.1 million in the Textbook division, a decrease of $2.0 million or 5.0% compared to the prior fiscal year, and $2.3 million in the Complementary Services division, an increase of $1.0 million compared to the prior fiscal year. The increase in the College Bookstore division was primarily due to cost reduction efforts initiated early in fiscal 2010. The decrease in the Textbook division was primarily due to lower revenues caused by lower unit sales offset partially by cost reduction efforts. The increase in the Complementary Services division was primarily due to improved results in the distance education and e-commerce services businesses.
At March 31, 2010, the Company was operating 280 locations around the country. The Company indicated that, during its 4th fiscal quarter and subsequent to year-end, it agreed to acquire or contract manage bookstores at 13 additional colleges and universities across the country with full year revenues expected to be approximately $30 million. The Company also indicated that, during its 4th fiscal quarter and subsequent to year end, it has closed, lost or resigned from operating 5 bookstores, with revenues of approximately $2.7 million in fiscal 2010.

NBC ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	March 31,	March 31,
	2010	2009

REVENUES, net of returns	$605,493,613	$610,716,181
COSTS OF SALES (exclusive of depreciation shown below)	370,195,916	371,369,240

Gross profit	235,297,697	239,346,941

OPERATING EXPENSES:
Selling, general and administrative	161,858,274	168,314,611
Depreciation	8,517,004	7,602,631
Amortization	10,853,248	11,384,020
Goodwill impairment	—	106,972,000

	181,228,526	294,273,262

INCOME (LOSS) FROM OPERATIONS	54,069,171	(54,926,321)

OTHER EXPENSES (INCOME):
Interest expense	49,405,222	41,603,618
Interest income	(180,709)	(426,536)
Loss on early extinguishment of debt	3,065,759	—
Loss on derivative financial instrument	—	102,000

	52,290,272	41,279,082

INCOME (LOSS) BEFORE INCOME TAXES	1,778,899	(96,205,403)

INCOME TAX EXPENSE (BENEFIT)	(532,388)	4,288,620

NET INCOME (LOSS)	$2,311,287	$(100,494,023)

	March 31, 2010	March 31, 2009
SELECTED BALANCE SHEET DATA:
Cash & cash equivalents	$60,972,625	$44,038,468
Receivables	57,987,794	61,301,636
Inventories	97,497,689	93,115,663
Identifiable intangibles, net of amortization	116,518,144	126,136,962
Goodwill	215,571,126	215,436,126
Total assets	616,271,435	609,088,291
Total long-term debt	451,397,472	445,363,179
Stockholders’ equity	47,039,783	46,239,666

Adjusted EBITDA for the years ended March 31, 2010 and 2009 (after adding back the goodwill impairment charge and loss on early extinguishment of debt) and the corresponding change were as follows:

	Year Ended	Year Ended	Change
	March 31, 2010	March 31, 2009	Amount	Percentage
Bookstore Division	$45,685,171	$44,029,528	$1,655,643	3.8%
Textbook Division	37,050,519	39,009,073	(1,958,554)	-5.0%
Complementary Services Division	2,301,001	1,320,700	980,301	74.2%
Corporate administration	(11,597,268)	(13,326,971)	1,729,703	13.0%

	$73,439,423	$71,032,330	$2,407,093	3.4%

As the Company is highly-leveraged and its equity is not publicly-traded, it believes that the non-GAAP measures EBITDA and Adjusted EBITDA are useful in evaluating its results and provide additional information for determining its ability to meet debt service requirements. The Company’s Senior Secured Notes, Senior Subordinated Notes, Senior Discount Notes, and ABL Credit Agreement also utilize EBITDA and Adjusted EBITDA, as defined in those agreements, for certain financial covenants. Due to the importance of EBITDA and Adjusted EBITDA to its equity and debt holders, the Company’s chief operating decision makers and other members of management use EBITDA and Adjusted EBITDA to measure the Company’s overall performance, to assist in resource allocation decision-making, to develop budget goals, to determine incentive compensation goals and payments, and to manage other expenditures among other uses. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net cash flows from operating activities or net income as determined by accounting principles generally accepted in the United States of America (GAAP). Furthermore, EBITDA and Adjusted EBITDA do not necessarily indicate whether cash flows will be sufficient for cash requirements, nor are they a measure of Company profitability. The Company believes EBITDA and Adjusted EBITDA when viewed with both its GAAP results and the reconciliations to operating cash flows and net income provide a more complete understanding of its business than otherwise could be obtained absent this disclosure. Items excluded from EBITDA and Adjusted EBITDA, such as interest, taxes, depreciation and amortization, goodwill impairment and loss on early extinguishment of debt, are significant components in understanding and assessing the Company’s financial performance. EBITDA and Adjusted EBITDA measures presented here may not be comparable to similarly titled measures presented by other companies.

The following presentation reconciles net income (loss), which the Company believes to be the closest GAAP performance measure, to EBITDA and Adjusted EBITDA and reconciles EBITDA and Adjusted EBITDA to net cash flows from operating activities, which the Company believes to be the closest GAAP liquidity measure, and also sets forth net cash flows from investing and financing activities:

	Fiscal Years Ended
	March 31, 2010	March 31, 2009
Net income (loss)	2,311,287	(100,494,023)
Interest expense, net	49,224,513	41,279,082
Income tax expense (benefit)	(532,388)	4,288,620
Depreciation and amortization	19,370,252	18,986,651

EBITDA	70,373,664	(35,939,670)
Goodwill impairment	—	106,972,000
Loss on early extinguishment of debt	3,065,759	—

Adjusted EBITDA	$73,439,423	$71,032,330
Share-based compensation	1,106,882	1,288,543
Interest income	180,709	426,536
Provision for losses on receivables	1,399,466	1,366,979
Cash paid for interest	(37,572,221)	(39,123,694)
Cash paid for income taxes	(3,155,473)	(9,930,165)
Loss on disposal of assets	235,803	124,871
Changes in operating assets and liabilities, net of effect of acquisitions	(4,803,359)	1,170,551

Net Cash Flows from Operating Activities	$30,831,230	$26,355,951

Net Cash Flows from Investing Activities	$(8,765,940)	$(14,898,403)

Net Cash Flows from Financing Activities	$(5,131,133)	$3,254,464

This press release, including the reconciliation of the differences between net income (loss) and operating cash flows and EBITDA and Adjusted EBITDA, can also be found on the “Financial Information” page of the Company’s corporate web site at http://www.nebook.com/our_company/financial.asp.
NBC Acquisition Corp.’s financial results conference call will be Friday, June 18th at 9:00 a.m. central time (10:00 a.m. eastern). Participants will be Mark Oppegard, Chief Executive Officer, Barry Major, President and Chief Operating Officer, and Alan Siemek, Chief Financial Officer.
The call can be accessed by calling 800 230-1074. A replay of the call will be available from 11:00 a.m. central time on June 18th, 2010 until 11:59 p.m. central time on June 25th, 2010 by calling 800 475-6701 in the U.S. The access code is 161271.

About Nebraska Book Company
Nebraska Book Company began in 1915 with a single bookstore near the University of Nebraska campus and now operates over 280 stores serving colleges and universities with more than 2 million students. Our Textbook Division serves bookstores through the annual sale of over six million textbooks, and our Complementary Services Division has installed more than 1,800 technology platforms and e-commerce sites. Additional information about Nebraska Book Company can be found at the company’s website: www.nebook.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of the Company, such as, but not limited to, statements relating to EBITDA or Adjusted EBITDA growth or statements about the expected revenue of new bookstores it is operating, and statements preceded by, followed by or that include the words “may,” “believes,” “expects,” “feels,” “anticipates,” or the negation thereof, or similar expressions, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These forward-looking statements, for which the Company claims the protection of the safe harbor contained in the Reform Act, involve risks, uncertainties and other factors which may cause the actual performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Several important factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. These factors include, but are not limited to, the following: (1) the risks of operating with a substantial level of indebtedness including possible increases in the Company’s cost of borrowing, the Company’s inability to pay its interest as it comes due and repay its debt, extend or refinance debt as it matures, and obtain additional financing, the possibility that the maturity of the Company’s credit facility may be accelerated, the possibility that cash flow will be diverted away from operations; (2) increased competition from other companies that target the Company’s markets; (3) increased competition from alternative media and alternative sources of textbooks for students, including digital or other educational content sold or rented directly to students and increased competition for the purchase and sale of used textbooks from student-to-student transactions; (4) further deterioration in the economy and credit markets, a decline in consumer spending, and/or changes in general economic conditions in the markets in which the Company competes or may compete; (5) the Company’s inability to successfully acquire or contract-manage additional bookstores or to integrate those additional stores and/or to cost-effectively maintain its current contract-managed stores; (6) the Company’s inability to purchase a sufficient supply of used textbooks; (7) changes in pricing of new and/or used textbooks or in publisher practices regarding new editions and materials packaged with new textbooks; (8) the loss or retirement of key members of management; (9) the impact of seasonality of the wholesale and bookstore operations; (10) further goodwill impairment resulting in a non-cash write down of goodwill; and other risks detailed in the Company’s Securities and Exchange Commission filings, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. More information about potential factors that could affect the Company’s business, performance or achievements is included in the Company’s Registration Statement on Form S-4 as filed with the SEC on February 5, 2010, and the Company’s Quarterly Report on Form 10-Q as filed with the with the SEC on February 12, 2010. The Company assumes no duty to update any Company information contained in this press release or with respect to the announcements described herein.